Exhibit 99.6

Technologies

L3 Technologies, Inc.
600 Third Avenue
New York, NY 10016
212-697-1111 Fax: 212-682-9553

News

Contact:	L3 Technologies
Corporate Communications
212-697-1111

For Immediate Release

L3 Initiates Redemption of Its 5.20% Senior Notes Due 2019 and Its 4.75% Senior Notes Due 2020

NEW YORK—June 6, 2018—L3 Technologies, Inc. (NYSE:LLL) (“L3”) announced today that it has initiated the redemption of its 5.20% Senior Notes due 2019 (the “2019 Notes”) and its 4.75% Senior Notes due 2020 (together with the 2019 Notes, the “Notes”). Following the redemption of the Notes, no Notes will remain outstanding.

Each series of Notes will be redeemed on July 6, 2018 (the “Redemption Date”), at a redemption price equal to 100.00% of the principal amount thereof plus a make-whole premium, as applicable to each series of Notes, to be calculated as set forth in the applicable Notice of Redemption for the respective series of Notes, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (as applicable to each series of Notes, the “Redemption Price”). Notes held through DTC should be surrendered for redemption in accordance with DTC’s procedures therefor. The Notice of Redemption for the each series of Notes was sent to all registered holders on June 6, 2018. Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of holders of the Notes is to receive payment of the Redemption Price.

This press release shall not constitute a notice of redemption of either series of Notes.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

L3 Announces Redemption of Senior Notes	Page 2

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

# # #